MARKETING    AGREEMENT
This Market Agreement (the "Agreement") is made by and between USChina Channel Incorporation (the "INC") and USChina Channel LLC(the "LLC"), collectively the "Parties", on the third day of October, 2006.

Whereas the "INC" is a Nevada registered stock incorporation majority owned by Andrew Chien, with agency services specialized in financial area to serve the Chinese private companies going publicly listing on SEC filing, exhibits, informative conference, road show, lettering service and patent broker service, and the "LLC" is a Connecticut registered limited liability corporation fully owned by Andrew Chien, with management consultant specialized in financial area to serve the Chinese private companies going public by reverse merger.

Now, therefore, in consideration of the mutual agreements promises set forth herein, the parties agree as follows:

1. The "LLC" agrees to recommend the services rendered by the "INC" to its customers.

2. The "LLC" agrees to pay the "INC" at the fair market rate in case that the "LLC" applies the services rendered by the "INC".

3. The "INC" agrees to deliver all services in compliance with all relative laws, regulations or rules on the time scheduled on the contracts to the customers directly, or the LLC.

4. The "LLC" agrees not to do any job, which is in the scope of the services rendered by the "INC".

5. The "LLC" agrees to help any market activity initiated by the "INC" voluntarily.

6. Termination will be effective thirty days following the date that one Party delivers written notice of termination to the other Party.

7. The parties agree to take their services liabilities directly without another party to involve in.

Agreed to and accepted as of the third day of October, 2006 by:



USChina Channel Incorporation           USChina Channel LLC

/s/ Andrew Chien                          /s/ Andrew Chien

Andrew Chien, President                   Andrew Chien, President